Schedule 1.1 Buyer Parent Guarantee
to the Share Sale and Purchase Agreement
between Statoil ASA and Statpet AS
and Norsk Teekay AS
dated 15 December 2002

To:     Statoil ASA and
          Statpet AS
          Forusbeen 50
          4035 Stavanger
          Norway

GUARANTEE

This Guarantee is given on this 15th day of December 2002 by

TEEKAY SHIPPING CORPORATION (the “Guarantor”)

in favour of

STATOIL ASA and STATPET AS

WHEREAS:-

(A)	Pursuant to the terms and conditions of a Share Sale and Purchase Agreement dated 15 December 2002 (the “Agreement”) made between (1) Statoil ASA and Statpet AS (the “Sellers”) and (2) Norsk Teekay AS (the “Buyer”), the Sellers have agreed to sell, and the Buyer has agreed to buy all the shares in Navion ASA (the “Shares”).

(B)	The obligation of the Sellers to sell the Shares to the Buyer under the Agreement is conditional upon, inter alia, the execution by the Guarantor of this Guarantee, and this Guarantee is executed pursuant to Clause 10.1 (a) of the Agreement.

(C)	Terms defined in the Agreement shall bear the same meaning herein unless otherwise stated.

NOW THEREFORE, we, the undersigned,

TEEKAY SHIPPING CORPORATION
a Marshall Islands corporation with its business address at
TK House, Bayside Executive Park, West Bay Street & Blake Road,
P.O. Box AP-59212, Nassau, the Bahamas

hereby irrevocably and unconditionally guarantee as for our own debt to the Sellers the full payment by the Buyer of the Purchase Price and any and all other amounts payable now or in the future to the Sellers pursuant to terms of the Agreement.

The Guarantor undertakes to pay on demand within 3 Business Days any amount in respect of the Agreement not paid by the Buyer on the due date for payment thereunder after having received a written notice to that effect from the Sellers.

This Guarantee is a continuing guarantee and shall remain in force until all sums in respect of the Agreement which may be or become payable by the Buyer under the Agreement, or in connection therewith, have been paid in full. The obligations of the Guarantor hereunder shall not be affected by any act, omission or other matter which but for this provision might operate to release or otherwise exonerate the Guarantor from its obligations hereunder or affect such obligations.

The Guarantor shall not, until all the Buyer’s liabilities under the Agreement have been fully performed or satisfied, (i) demand payment from the Buyer of amounts paid hereunder without the consent of the Sellers, or (ii) prove in the liquidation or insolvency of the Buyer without the consent of the Sellers in respect of any monies paid or payable or contingently payable by the Guarantor under this Guarantee, and if such consent is given, shall it give the Sellers the benefit of every such proof and all monies to be received in respect thereof.

The Guarantor shall not be entitled to require the Sellers first to proceed against or enforce any other guarantee or any security or claim payment from the Buyer or any other person.

All payments to be made by the Guarantor to the Sellers under this Guarantee shall be made not later than 11.00 a.m. (Oslo time) on the due date in USD to the account of Statoil (on behalf of the Sellers) as Statoil may from time to time notify to the Guarantor in writing.

In the event that the Sellers do not receive on the due date any sum due under this Guarantee, the Guarantor shall pay to the Sellers on demand interest on such sum from and including the due date therefore to the date of actual payment (as well after as before judgement) at a rate of 1 month USD LIBOR + 4%. Any such interest which is not paid shall be payable on demand. All payments of interest hereunder shall be calculated on the basis of actual days elapsed in a 360 day year.

All payments hereunder shall be made without set-off or counterclaim and free and clear of and without deduction or withholding for any taxes or charges whatsoever. In the event any such deduction or withholding is required by law, the Guarantor shall pay such additional amount as will result in the Sellers receiving the full amount due to them hereunder.

The Guarantor confirms receipt of a copy of the Agreement, the contents and conditions of which have been duly acknowledged. The Guarantor confirms the correctness and accuracy of the representations and warranties given in the Agreement as far as the Guarantor is concerned.

The Guarantor represents and warrants that:

(1)	the Guarantor is a company validly existing under the laws of the Marshall Islands,
(2)	the Guarantor has taken all necessary corporate action to authorise the execution this Guarantee, and the Guarantee will not violate or be in breach of any applicable law, regulation, the constituent documents, by-laws and/or articles of association of the Guarantor, or any contractual or other restriction by which it is bound,

(3)	the obligations assumed by the Guarantor hereunder constitute legal and valid obligations on part of the Guarantor, enforceable in accordance with their terms,
(4)	the Guarantor is the ultimate, beneficial owner of all of the shares in the Buyer, and
(5)	all governmental or other public approvals, licences and permits of whatever nature necessary in order for the Guarantor to issue this Guarantee or for the Guarantee to constitute a valid document, enforceable in accordance with its terms, have been obtained.

The rights and benefits under this Guarantee may be assigned without our consent.

This Guarantee shall be governed by and construed in accordance with Norwegian law. The Guarantor submits to the non-exclusive jurisdiction of the Stavanger City Court (“Tingrett”), but the Sellers shall be at liberty to instigate proceedings in any other available forum in its selection.

15 December 2002

________________________
TEEKAY SHIPPING CORPORATION
(Guarantor)